Filed pursuant to Rule 433

Registration Statements Nos. 333-219272 and 333-237192

PRESS RELEASE	FOR IMMEDIATE RELEASE

August 31, 2020

The Republic of Argentina Announces Results of Invitation to Exchange

Buenos Aires, Argentina: The Republic of Argentina (the “Republic”) announces that it has obtained the consents required to exchange and or modify 99.01% of the aggregate principal amount outstanding of all series of eligible bonds issued under the 2005 Indenture (the “2005 Indenture Eligible Bonds”) and 2016 Indenture (the “2016 Indenture Eligible Bonds” and, together with the 2005 Indenture Eligible Bonds, the “Eligible Bonds”) pursuant to the terms of its invitation (the “Invitation”) described in the prospectus supplement dated April 21, 2020, as most recently amended and restated on August 17, 2020 (the “Prospectus Supplement”).

As of 5:00 p.m., New York City time, on August 28, 2020, holders of 93.40% of the aggregate principal amount Outstanding of all Eligible Bonds have accepted the Republic’s Invitation to exchange their Eligible Bonds for new bonds to be issued by the Republic (the “New Bonds”), and gave their consent to the actions proposed in the Invitation, including to authorize and direct the Trustee, where applicable, to modify the Eligible Bonds of the relevant series that remain outstanding after giving effect to the exchange offers by substituting them for the relevant amounts of New Bonds. The Republic has accepted all valid Tender Orders delivered pursuant to the Invitation. The written consents given by holders of Eligible Bonds pursuant to the Invitation are sufficient to render the Proposed Modifications (as defined below) effective for each of the following series (the “Modified Series”):

1. USD 2033 Discount Bonds I (US040114GL81)	7. USD 2021 Bonds (US040114GW47; USP04808AA23)	13. USD 6.625% 2028 Bonds (US040114HF05; USP04808AJ32)	19. Euro 2023 Bonds (XS1715303340)

2. USD 2033 Discount Bonds II and III (XS0501194756; XS0501195050)	8. USD 2022 Bonds (US040114HK99; USP04808AL87)	14. USD 2036 Bonds (US040114HG87; USP04808AK05; US040114HE30)	20. CHF 2020 Bonds (CH0361824458)

3. USD Par 2038 Bonds I (US040114GK09)	9. USD 2023 Bonds (US040114HP86)	15. USD 2046 Bonds (US040114GY03; USP04808AE45; US040114GU80)	21. Euro 2027 Bonds (XS1503160498)

4. Euro 2033 Discount Bonds I (XS0205545840)	10. USD 2026 Bonds (US040114GX20; USP04808AC88; US040114GS35)	16. USD 2048 Bonds (US040114HR43)	22. Euro 2028 Bonds (XS1715303779)

5. Euro 2033 Discount Bonds II and III (XS0501195134; XS0501195308)	11. USD 2027 Bonds (US040114HL72; USP04808AM60)	17. USD 2117 Bonds (USP04808AN44; US040114HM55; US040114HN39)	23. Euro 2047 Bonds (XS1715535123)

6. Euro Par 2038 Bonds I (XS0205537581)	12. USD 5.875% 2028 Bonds (US040114HQ69)	18. Euro 2022 Bonds (XS1503160225)

(1)

In accordance with the Invitation, the Republic has excluded the following series from the list of designated series: USD Par 2038 Bonds II and III (XS0501195647; XS0501195720) and Euro Par 2038 Bonds II and III (XS0501195993; XS0501196025).

Upon execution of the Supplemental Indentures and satisfaction (or waiver) of all other conditions to the Invitation, the Eligible Bonds of the Modified Series that remain outstanding after giving effect to the exchange offers will be substituted for the relevant amounts of (i) New USD 2038 Bonds (in the case of USD Discount Bonds), (ii) New Euro 2038 Bonds (in the case of Euro Discount Bonds), (iii) New USD 2041 Bonds (in the case of USD Par Bonds), (iv) New Euro 2041 Bonds (in the case of Euro Par Bonds), (v) New USD 2046 Bonds (in the case of any 2016 Indenture Eligible Bonds denominated in USD), or (vi) New Euro 2046 Bonds (in the case of any 2016 Indenture Eligible Bonds denominated in euros or CHF) (with respect to each series of Eligible Bonds, the “Proposed Modifications”). The Proposed Modifications will be conclusive and binding on all holders of such Modified Series that have not participated in the exchange offer, whether or not they have consented to the Proposed Modifications.

After giving effect to the Acceptance Priority Procedures described in the Invitation, the Republic intends to issue (i) U.S.$2,635,028,874 aggregate principal amount of the New USD 2029 Bonds, (ii) €90,389,736 aggregate principal amount of the New Euro 2029 Bonds, (iii) U.S.$16,090,612,138 aggregate principal amount of the New USD 2030 Bonds, (iv) €1,165,590,836 aggregate principal amount of the New Euro 2030 Bonds, (v) U.S.$20,501,717,804 aggregate principal amount of the New USD 2035 Bonds, (vi) €298,795,262 aggregate principal amount of the New Euro 2035 Bonds, (vii) U.S.$11,405,065,289 aggregate principal amount of the New USD 2038 Bonds, (viii) €809,336,807 aggregate principal amount of the New Euro 2038 Bonds, (ix) U.S.$10,482,111,279 aggregate principal amount of the New USD 2041 Bonds, (x) €1,572,601,941 aggregate principal amount of the New Euro 2041 Bonds, (xi) U.S.$2,091,997,126 aggregate principal amount of the New USD 2046 Bonds, and (xii) €248,126,086 aggregate principal amount of the New Euro 2046 Bonds, in each case, to be delivered as consideration for the Eligible Bonds to be exchanged or modified and substituted pursuant to the Invitation.

U.S.$27,826,578 of the New USD 2029 Bonds and €956,071 of the New Euro 2029 Bonds will constitute Expense Reimbursement Bonds and (i) will be applied to compensate the Supporting Creditors for fees and expenses of their advisors in connection with the Invitation, and (ii) reduce pro rata the principal amounts of New USD 2029 Bonds and/or New Euro 2029 Bonds that each holder would otherwise be entitled to receive pursuant to the Invitation.

The execution date, the effective date and the settlement date for the Invitation is scheduled to occur on September 4, 2020 or as early as practicable thereafter.

For more information on the amounts of valid Tender Order received and accepted see Annex A. For more information on the Proposed Modifications see Annex B.

Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Prospectus Supplement.

The Republic launched the Invitation to obtain the relief needed to regain the sustainability of the Republic’s external debt. The Republic has also proposed a comprehensive approach to address the financial situation that has given rise to the relief sought in the Invitation to its creditors under other foreign-currency denominated debt. On August 26, 2020, the Republic approached the International Monetary Fund with a view to initiating consultations seeking agreement on a new IMF-supported program to replace the 2018 Stand By Support Agreement.

The Republic engaged BofA Securities, Inc. and HSBC Securities (USA) Inc. to act as dealer managers for the Invitation. Any questions or requests for assistance regarding the Invitation may be directed to BofA Securities, Inc. at +1 (888) 292-0070 (toll free) or +1 (646) 855-8988 (collect) or HSBC Securities (USA) Inc. at +1 (888) HSBC-4LM (toll free) and +1 (212) 525-5552 (collect).

Lazard acted as financial advisor and D.F. King acted as exchange, tabulation and information agent for the Republic’s Invitation.

*    *    *    *

Questions regarding this press release may be directed to DF King at its email address (argentina@dfkingltd.com) or telephone number (+1 (800) 341-6292 (Toll Free)/+1 (212) 269-5550 (collect)/ +44 20 7920 9700).

Annex A

The tables below reflect the aggregate principal amounts of valid Tender Orders received (prior to the application of the Acceptance Priority Procedures) and accepted to exchange Eligible Bonds for (i) New USD 2038 Bonds and New USD 2041 Bonds (Table 1A), (ii) New Euro 2038 Bonds and New Euro 2041 Bonds (Table 1B), (iii) New USD 2030 Bonds, New USD 2035 Bonds and New USD 2046 Bonds (Table 2A), and (iv) New Euro 2030 Bonds, New Euro 2035 Bonds and New Euro 2046 Bonds (Table 2B).

Table 1A: Valid Tender Orders to Exchange Eligible Bonds for New USD 2038 Bonds and New USD 2041 Bonds Received and Accepted

Eligible Bonds	Aggregate Original Principal Amount of Valid Tender Orders Received and Accepted for New USD 2038 Bonds		Aggregate Original Principal Amount of Valid Tender Orders Received and Accepted for New USD 2041 Bonds
USD 2033 Discount Bonds I	U.S.$	2,929,952,937	U.S.$	18,904,908

USD 2033 Discount Bonds II and III	U.S.$	883,786,091	U.S.$	5,368,243

USD Par 2038 Bonds I		N/A	U.S.$	4,960,857,548

USD Par 2038 Bonds II and III		N/A	U.S.$	55,936,856

Euro 2033 Discount Bonds I		€1,912,461,789		N/A

Euro 2033 Discount Bonds II and III		€1,690,025,833		N/A

Euro Par 2038 Bonds I		N/A		€3,554,340,088

Euro Par 2038 Bonds II and III		N/A		€782,647,458

Table 1B: Valid Tender Orders to Exchange Eligible Bonds for New Euro 2038 Bonds and New Euro 2041 Bonds Received and Accepted

Eligible Bonds	Aggregate Original Principal Amount of Valid Tender Orders Received and Accepted for New Euro 2038 Bonds	Aggregate Original Principal Amount of Valid Tender Orders Received and Accepted for New Euro 2041 Bonds
Euro 2033 Discount Bonds I	€117,876,947	€3,818,628

Euro 2033 Discount Bonds II and III	€75,092,214	€1,348,047

Euro Par 2038 Bonds I	N/A	€341,184,772

Euro Par 2038 Bonds II and III	N/A	€86,964,930

Table 2A: Valid Tender Orders to Exchange Eligible Bonds for New USD 2030 Bonds, New USD 2035 Bonds and New USD 2046 Bonds Received and Accepted

Eligible Bonds	Aggregate Original Principal Amount of Valid Tender Orders Received for New USD 2030 Bonds, prior to application of Acceptance Priority Procedures		Aggregate Original Principal Amount of Valid Tender Orders Accepted for New USD 2030 Bonds, after application of Acceptance Priority Procedures		Aggregate Original Principal Amount of Valid Tender Orders Received for New USD 2035 Bonds, prior to application of Acceptance Priority Procedures		Aggregate Original Principal Amount of Valid Tender Orders Accepted for New USD 2035 Bonds, after application of Acceptance Priority Procedures		Aggregate Original Principal Amount of Valid Tender Orders Received and accepted for New USD 2046 Bonds
USD 2021 Bonds	U.S.$	4,340,296,000	U.S.$	4,340,296,000	U.S.$	78,245,000	U.S.$	78,245,000	U.S.$	4,560,000

USD 2022 Bonds	U.S.$	2,716,614,000	U.S.$	2,716,614,000	U.S.$	88,421,000	U.S.$	88,421,000	U.S.$	5,142,000

USD 2023 Bonds	U.S.$	1,707,832,000	U.S.$	1,707,832,000	U.S.$	13,555,000	U.S.$	13,555,000	U.S.$	4,101,000

USD 2026 Bonds	U.S.$	5,912,899,000	U.S.$	2,087,832,502	U.S.$	479,511,000	U.S.$	479,511,000	U.S.$	7,890,000

USD 2027 Bonds	U.S.$	3,393,343,000	U.S.$	1,198,182,449	U.S.$	263,472,000	U.S.$	263,472,000	U.S.$	13,341,000

USD 5.875% 2028 Bonds	U.S.$	3,922,502,000	U.S.$	1,385,027,406	U.S.$	227,004,000	U.S.$	227,004,000	U.S.$	27,523,000

USD 6.625% 2028 Bonds	U.S.$	868,600,000	U.S.$	306,700,877	U.S.$	105,154,000	U.S.$	105,154,000	U.S.$	8,190,000

USD 2036 Bonds	U.S.$	1,371,640,000	U.S.$	484,323,269	U.S.$	339,202,000	U.S.$	339,202,000	U.S.$	18,080,000

USD 2046 Bonds		N/A		N/A	U.S.$	2,578,012,000	U.S.$	2,578,012,000	U.S.$	95,993,000

USD 2048 Bonds		N/A		N/A	U.S.$	2,856,986,000	U.S.$	2,856,986,000	U.S.$	77,560,000

USD 2117 Bonds		N/A		N/A	U.S.$	2,434,533,000	U.S.$	2,434,533,000	U.S.$	210,063,000

Euro 2022 Bonds		€905,034,000		€905,034,000		N/A		N/A		N/A

Euro 2023 Bonds		€851,218,000		€851,218,000		N/A		N/A		N/A

CHF 2020 Bonds	CHF	254,295,000	CHF	254,295,000		N/A		N/A		N/A

Euro 2027 Bonds		N/A		N/A		€790,528,000		€790,528,000		N/A

Euro 2028 Bonds		N/A		N/A		€613,761,000		€613,761,000		N/A

Euro 2047 Bonds		N/A		N/A		N/A		N/A		€464,030,000

USD 2033 Discount Bonds I		N/A		N/A		N/A		N/A	U.S.$	1,590,021

USD 2033 Discount Bonds II and III		N/A		N/A		N/A		N/A	U.S.$	681,695

USD Par 2038 Bonds I		N/A		N/A		N/A		N/A	U.S.$	46,043,785

USD Par 2038 Bonds II and III		N/A		N/A		N/A		N/A	U.S.$	5,182,763

Table 2B: Valid Tender Orders to Exchange Eligible Bonds for New Euro 2030 Bonds, New Euro 2035 Bonds and New Euro 2046 Bonds Received and Accepted

Eligible Bonds	Aggregate Original Principal Amount of Valid Tender Orders Received for New Euro 2030 Bonds, prior to application of Acceptance Priority Procedures		Aggregate Original Principal Amount of Valid Tender Orders Accepted for New Euro 2030 Bonds, after application of Acceptance Priority Procedures		Aggregate Original Principal Amount of Valid Tender Orders Received for New Euro 2035 Bonds, prior to application of Acceptance Priority Procedures		Aggregate Original Principal Amount of Valid Tender Orders Accepted for New Euro 2035 Bonds, after application of Acceptance Priority Procedures		Aggregate Original Principal Amount of Valid Tender Orders Received and accepted for New Euro 2046 Bonds
Euro 2022 Bonds		€290,082,000		€290,082,000		€15,313,000		€15,313,000		€1,800,000
Euro 2023 Bonds		€134,398,000		€134,398,000		€5,588,000		€5,588,000		€4,526,000
CHF 2020 Bonds	CHF	79,530,000	CHF	79,530,000	CHF	15,800,000	CHF	15,800,000	CHF	820,000
Euro 2027 Bonds		€355,030,000		€355,030,000		€42,864,000		€42,864,000		€3,800,000
Euro 2028 Bonds		€348,417,000		€348,417,000		€22,302,000		€22,302,000		€2,249,000
Euro 2047 Bonds		N/A		N/A		€207,325,000		€207,325,000		€14,480,000
Euro 2033 Discount Bonds I		N/A		N/A		N/A		N/A		€1,653,542
Euro 2033 Discount Bonds II and III		N/A		N/A		N/A		N/A		€119,814
Euro Par 2038 Bonds I		N/A		N/A		N/A		N/A		€2,044,898
Euro Par 2038 Bonds II and III		N/A		N/A		N/A		N/A		€514,338

Annex B

2005 Indenture Bonds Proposed Modifications

For each series of 2005 Indenture Eligible Bonds listed in Table 3, the Proposed Modifications obtained valid consents from holders of (x) not less than 85% of the aggregate principal amount of the affected series listed in Table 3 Outstanding and (y) not less than 66 2⁄3% of the aggregate principal amount of each such series (taken individually) then Outstanding.

Table 3: Consents Received for 2005 Indenture Eligible Bonds for the purpose of Modifications made in reliance upon Section 7.3 of the 2005 Indenture

Eligible Bonds	Principal Amount Outstanding		Principal Amount that has Consented to the Proposed Modifications		Percentage of Aggregate Principal Amount Outstanding that has Consented to the Proposed Modifications
USD 2033 Discount Bonds I	U.S.$	3,857,694,668	U.S.$	3,732,792,329	96.76%

USD 2033 Discount Bonds II and III	U.S.$	1,234,766,616	U.S.$	1,178,601,169	95.45%

Euro 2033 Discount Bonds I		€3,107,569,662		€2,794,245,001	89.92%

Euro 2033 Discount Bonds II and III		€2,661,472,438		€2,431,005,404	91.34%

USD Par 2038 Bonds I	U.S.$	4,938,658,529	U.S.$	4,648,872,080	94.13%

Euro Par 2038 Bonds I		€5,034,912,168		€3,897,569,758	77.41%

Total	U.S.$	21,760,432,764	U.S.$	19,464,455,289	89.45%

(1)

In accordance with the Invitation, the Republic has excluded the following series from the list of designated series: USD Par 2038 Bonds II and III (XS0501195647; XS0501195720) and Euro Par 2038 Bonds II and III (XS0501195993; XS0501196025).

For the purposes of determining whether the Requisite Consents have been received, the Outstanding principal amount of Eligible Bonds denominated in euros have been converted into U.S. dollars using the exchange rate determined by the Dealer Managers based on the price as shown on the FXC page displayed on the Bloomberg Pricing Monitor, at or around 12:00 p.m. (noon) New York City time on April 21, 2020 (€1 equals U.S.$1.08565). Accordingly, the aggregate principal amount Outstanding of 2005 Indenture Eligible Bonds denominated in euros was U.S.$11,729,312,951.

2016 Indenture Bonds Proposed Modifications

For each series of 2016 Indenture Eligible Bonds listed in Table 4, the Proposed Modifications obtained valid consents from holders of (x) more than 66 2⁄3% of the aggregate principal amount of the series listed in Table 3 and Table 4 Outstanding and (y) more than 50% of the aggregate principal amount of series listed in Table 4 (taken individually) Outstanding.

Table 4: Consents Received for 2016 Indenture Eligible Bonds for the purpose of Modifications made in reliance upon Section 11.4 of the 2016 Indenture

Eligible Bonds	Principal Amount Outstanding		Principal Amount that has Consented to the Proposed Modifications		Percentage of Aggregate Principal Amount Outstanding that has Consented to the Proposed Modifications
USD 2021 Bonds	U.S.$	4,484,000,000	U.S.$	4,407,101,000	98.29%

USD 2022 Bonds	U.S.$	3,250,000,000	U.S.$	2,810,177,000	86.47%

USD 2023 Bonds	U.S.$	1,750,000,000	U.S.$	1,725,488,000	98.60%

USD 2026 Bonds	U.S.$	6,454,850,000	U.S.$	6,355,150,000	98.46%

USD 2027 Bonds	U.S.$	3,750,000,000	U.S.$	3,670,156,000	97.87%

USD 5.875% 2028 Bonds	U.S.$	4,250,000,000	U.S.$	4,177,029,000	98.28%

USD 6.625% 2028 Bonds	U.S.$	965,000,000	U.S.$	946,944,000	98.13%

USD 2036 Bonds	U.S.$	1,727,000,000	U.S.$	1,705,922,000	98.78%

USD 2046 Bonds	U.S.$	2,617,685,000	U.S.$	2,541,690,000	97.10%

USD 2048 Bonds	U.S.$	3,000,000,000	U.S.$	2,934,546,000	97.82%

USD 2117 Bonds	U.S.$	2,689,176,000	U.S.$	2,583,772,000	96.08%

Euro 2022 Bonds		€1,250,000,000		€1,212,229,000	96.98%

Euro 2023 Bonds		€1,000,000,000		€995,730,000	99.57%

CHF 2020 Bonds	CHF	400,000,000	CHF	350,445,000	87.61%

Euro 2027 Bonds		€1,250,000,000		€1,192,222,000	95.38%

Euro 2028 Bonds		€1,000,000,000		€986,729,000	98.67%

Euro 2047 Bonds		€750,000,000		€685,835,000	91.44%

Total 2016 Indenture Eligible Bonds	U.S.$	41,615,421,000	U.S.$	40,270,412,969	96.77%

Total Eligible Bonds (2016 Indenture Eligible Bonds plus 2005 Indenture Eligible Bonds)	U.S.$	63,375,853,764	U.S.$	59,734,868,258	94.25%

For the purposes of determining whether the requisite consents have been received, the Outstanding principal amount of Eligible Bonds denominated in euros and CHF has been converted into U.S. dollars using the exchange rate determined by the Dealer Managers based on the price as shown on the FXC page displayed on the Bloomberg Pricing Monitor, at or around 9:00 a.m. New York City time on the Expiration (€1 equals U.S.$1.1878 and CHF1 equals U.S.$1.1044). Accordingly, the aggregate principal amount Outstanding of: (i) all 2016 Indenture Eligible Bonds denominated in euros was U.S.$6,235,950,000 and (ii) the 2016 Indenture Eligible Bonds denominated in Swiss francs was U.S.$441,760,000.